Exhibit 99

Investor contact:	Media contact:
James R. Reske	Susan Stricklin
Chief Financial Officer	Vice President, Marketing
Home Savings and United Community Financial Corp. jreske@homesavings.com	Home Savings sstricklin@homesavings.com (330) 742-0638
(330) 742-0592
United Community Financial Corp. and Home Savings and Loan
Agree to Regulatory Orders
YOUNGSTOWN, Ohio (Aug. 13, 2008) – United Community Financial Corp. (Company) (Nasdaq: UCFC), holding company of The Home Savings and Loan Company (Home Savings) and Butler Wick Corp. (Butler Wick), announced today that the Company and Home Savings have consented to the issuance of cease and desist orders by federal and state regulatory agencies.
These orders followed routine regulatory exams at both companies in January of this year. In accordance with the orders, the companies have agreed to file a debt reduction plan, seek regulatory approval before paying dividends, reduce lending concentrations and enhance overall risk management programs. Other requirements include providing new written plans dealing with strategy, profitability, capital enhancement, information technology, audit routines, liquidity, management and organizational structure. Many of these initiatives have been in place since 2007.
Douglas M. McKay, Chief Executive Officer and Chairman of the Board for Home Savings and UCFC, emphasized that deposits at Home Savings remain safe and secure. “Federal deposit insurance remains intact, and Home Savings maintains a level of capital adequacy that further secures that safety,” he said. “We have been and will continue to implement strategies to raise regulatory capital ratios even further, however, so that by the time this process ends, we will be an even stronger Company.”
The banking industry is currently experiencing challenging market conditions, and while Home Savings is not immune to those conditions, it does remain financially strong, having reported positive earnings in each of the last 13 years, including the first two quarters of 2008. The company expects there will be a short term negative impact on earnings due to higher compliance costs associated with the order, but those costs are expected to eventually be offset by lower loan loss provisions and charge-off expenses.
“Like the boards and management teams of Home Savings and UCFC, the regulators want our companies to experience continued success,” said McKay. “Home Savings remains safe, sound and profitable and these orders are meant to provide operational guidelines from which we will become even stronger in the future.”
Copies of the orders from the Federal Deposit Insurance Corporation, Ohio Department of Financial institutions and Office of Thrift Supervision are included in Form 8-K, which the Company filed today with the SEC.
Home Savings and Butler Wick are wholly owned subsidiaries of the Company. Home Savings operates 39 full service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Butler Wick conducts business from its main office located in Youngstown, Ohio and 22 offices located in northeastern Ohio, western Pennsylvania, and western New York. Additional information on the Company, Home Savings and Butler Wick may be found on the Company’s web site: www.ucfconline.com.
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When used in this press release the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings’ market area, demand for investments in Butler Wick’s market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.